Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

October 29, 2013

MEI Pharma, Inc.

11975 El Camino Real, Suite 101

San Diego, California 92130

Re:	MEI Pharma, Inc. – Registration Statements on Form S-3 (Registration Statement Nos. 333-173266 and 333-191893)

Ladies and Gentlemen:

We have acted as counsel to MEI Pharma, Inc., a Delaware corporation (the “Company”), in connection with (i) the offering by the Company of 5,031,250 shares (the “Shares”) of its common stock, $0.00000002 par value per share (the “Common Stock), which includes up to 656,250 shares of Common Stock that may be sold pursuant to the exercise of an over-allotment option granted to the underwriters, pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated as of October 25, 2013, between the Company and Stifel, Nicolaus & Company, Incorporated and Cowen and Company LLC, as representatives of the several underwriters named therein, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (iii) the filing by the Company with the SEC of the Registration Statement on Form S-3 (Registration Statement No. 333-191893) (the “Additional Registration Statement”), (iv) the filing by the Company of the preliminary prospectus supplement relating to the Shares dated October 24, 2013, including the accompanying base prospectus dated May 26, 2011, which was filed by the Company with the SEC on October 24, 2013 pursuant to Rule 424(b)(5) promulgated under the Act (the “Preliminary Prospectus Supplement”) and (v) the filing by the Company of the prospectus supplement relating to the Shares dated October 25, 2013, including the accompanying base prospectus dated May 26, 2011, which was filed by the Company with the SEC on October 28, 2013 pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Additional Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement, the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

MEI Pharma, Inc.

October 29, 2013

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP